EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

between

GLOBAL TECH INDUSTRIES GROUP, INC,

and

PARABOLIC TECH DMCC

DATED: APRIL 19, 2022

TABLE OF CONTENTS

1.	Defined Terms

2.	Assets to be Purchased

3.	Liabilities

4.	Consideration

5.	Closing

6.	Representations and Warranties of Seller

7.	Representations and Warranties of Buyer

8.	Conditions to Obligations of Buyer

9.	Conditions to Obligations of Seller

10.	Covenants and Agreements of Seller and Buyer

11.	Liability and Indemnification

12.	Miscellaneous

Schedule 2.1	Purchased Assets

Schedule 2.2	Excluded Assets

Schedule 3.1	Assumed Liabilities

Schedule 6	Exceptions to Sellers Representations and Warranties

Schedule 7	Exceptions to Buyer’s Representations and Warranties

Exhibit A	Assignment and Assumption Agreement

Exhibit B	Bill of Sale

Exhibit C	Intellectual Property Assignment

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of this 19th day of April, 2022 (the “Effective Date”), by and among PARABOLIC TECH DMCC, a Dubai corporation (“Buyer”) and GLOBAL TECH INDUSTRIES GROUP, INC., a Nevada corporation (“Seller”).

RECITALS

A. Seller owns and operates “Beyond Blockchain,” a digital currency platform based in the United States, which uses blockchain technology to allow its users to easily and securely access and trade their digital currencies through its web and app interface (collectively, the “Beyond Blockchain Business”).

B. Seller desires to sell and Buyer desires to purchase all the assets of Seller used in the Beyond Blockchain Business, subject to any exclusions set forth in this Agreement, in accordance with the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants contained herein it is agreed as follows:

1. Defined Terms.

1.1 In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the terms set forth below shall have the respective meanings set forth below.

“Assignment and Assumption Agreement” means the assignment and assumption agreement substantially in the form attached hereto as Exhibit A.

“Bill of Sale” means the bill of sale substantially in the form attached hereto as Exhibit B.

“Business Day” means any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of New York, New York.

“Consent” means any consent, approval, authorization, waiver, permit, easement, variance, grant, franchise, concession, agreement, license, exemption, or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including, but not limited to, any Governmental Authority.

“Contract” means any oral, written, or implied contracts, agreements, licenses, instruments, indentures leases, powers of attorney, guaranties, surety arrangements or other commitments of any kind.

“Closing Date” means the date on which the Closing occurs, as provided in Section 5, or such other date as Seller and Buyer shall agree.

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Intellectual Property” means any and all United States and non-United States (i) patents (including utility patents, design patents, industrial designs, petit patents, and utility models and original, reissued, reexamined or extensions which are or shall be issued), patent applications (including but not limited to provisionals, non provisionals, continuations, continuations-in-part, divisionals, reexaminations, reissues, substitutes), patent disclosures awaiting filing determination, inventions and improvements thereto; (ii) common law and registered trademarks, service marks, domain names, trade names, trade dress, logos, business and product names, slogans, works-for-hire, and registrations and applications for registration thereof including all associated goodwill; (iii) copyrights (including software) and registrations thereof (including but not limited to those embodied in website layout/text, photographs, marketing materials, information compilations, drawings, or labels); (iv) priority dates and/or the right to claim priority to any of the foregoing in items (i) to (iii); (v) inventions, processes, designs, formulae, procedures, source codes, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications, confidential business information, and other proprietary knowledge, including all flow charts, notes, and outlines relating thereto; (vi) intellectual property rights similar to any of the foregoing; (vii) the right to sue for and receive damages for any past infringements, Lanham Act violations, dilutions, or other related violations by third parties of items (i) to (iii); and (viii) copies and tangible embodiments of any of the foregoing relating thereto (in whatever form or medium, including electronic media).

“Intellectual Property Assignment” the intellectual property assignment agreement substantially in the form attached hereto as Exhibit C.

“Governmental Authority” means any nation or government, any state, municipality, or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Knowledge” means (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, manager, member, partner, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

“Liability” or “Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Losses” means any and all damages, fines, fees, penalties, deficiencies, liabilities, claims, losses, demands, judgments, settlements, actions, demands, damages, Liens, encumbrances, obligations and costs and expenses (including interest, court costs and the reasonable fees and costs of attorneys, accountants and other experts).

“Lien” means any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or proxy, pre-emptive rights, first refusal rights, participation rights, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future.

“Material Adverse Effect” means any material adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof.

“Proceeding” means an action, claim, demand, suit, proceeding, litigation, arbitration, grievance, citation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity (including actions or proceedings seeking injunctive relief).

“Taxes” means all taxes (whether United States federal, state, local or other non-United States) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

1.2 For the purposes of this Agreement, except to the extent that the context otherwise requires:

(i)	when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(ii)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)	whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)	all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)	if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(viii)	references to a Person are also to its heirs, personal representatives, permitted successors and assigns to the extent applicable; and

(ix)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

2. Assets to be Purchased.

2.1 Purchased Assets. Subject to the terms and the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, transfer and assign to Buyer, and Buyer agrees to purchase, receive and accept from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to all of the assets of Seller solely related to its Beyond Blockchain Business set forth on Schedule 2.1 (collectively, the “Purchased Assets”).

2.2 Excluded Assets. All of Seller’s right, title and interest in and to all of the assets of Seller related to its Beyond Blockchain Business set forth on Schedule 2.2 shall be excluded from the Purchased Assets.

3. Liabilities.

3.1 Assumed Liabilities. Subject to the terms and conditions set forth herein, and as additional consideration for the sale of the Purchased Assets by Seller to Buyer, at the Closing, Buyer shall assume, pay, perform, and discharge all of the Liabilities of Seller set forth on Schedule 3.1 (collectively, the “Assumed Liabilities”).

3.2 Excluded Liabilities. Notwithstanding the provisions of Section 3.1 or any other provision hereof or any schedule or exhibit hereto, and regardless of any disclosure to Buyer, Buyer shall not assume any Liabilities of Seller other than the Assumed Liabilities.

4. Consideration. As consideration for its purchase of the Purchased Assets, Buyer shall (the “Purchase Price”):

(i)	Cash Payment - make a cash payment to Seller of $25,000, via wire/ACH transfer, in accorndance with written wire/ACH instructions to be provided by Seller;

(ii)	Assumption of Liabilities - assume, pay, perform, and discharge the Assumed Liabilities as provided in Section 3, including any Assumed Liabilities specified on Schedule 3.1 to be paid by Buyer;

(iii)	First Third-Party Token Offering Payment – deliver to Seller (or its designees) 10% of all tokens received by Buyer in connection with the first post-closing third-party token offering on the Beyond Blockchain platform in accordance with the requirements of Section 10.2.1; and

(iv)	First Proprietary Token Offering Payment – deliver to Seller (or its designees) 10% of all tokens issued by Buyer in connection with its own initial post-closing proprietary token offering in accordance with the requirements of Section 10.2.2.

5. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall, subject to the conditions hereof, take place virtually using email or any mutually acceptable cloud-based electronic collaboration service, simultaneous with the execution of this Agreement by the parties and satisfaction of the Closing deliveries pursuant to Sections 5.1 and 5.2.

5.1 Buyer’s Closing Deliveries. On the Closing Date, Buyer shall deliver the following to Seller: (i) the payment required pursuant to Section 4 (i); (iii) the Bill of Sale executed by Buyer; (iv) the Assignment and Assumption Agreement executed by Buyer; (iv) the Intellectual Property Assignment executed by Buyer; and (v) such other documents as Seller may reasonably request.

5.2 Seller’s Closing Deliveries. On the Closing Date, Seller shall deliver the following to Buyer: (i) the Bill of Sale executed by Seller; (ii) the Assignment and Assumption Agreement executed by Seller; (iii) the Intellectual Property Assignment executed by Seller and (iv) such other documents as Buyer may reasonably request.

6. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows (subject to any exclusions, limitations or qualifications set forth in Schedule 6):

6.1 Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its Beyond Blockchain Business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Seller is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character or the nature of its Beyond Blockchain Business makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect.

6.2 Authorization. Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

6.3 Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by Seller and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Seller, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

6.4 No Conflict. Neither the execution and delivery of this Agreement by Seller, nor the performance by Seller of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the articles of incorporation or bylaws of Seller or (ii) in connection with the Beyond Blockchain Business, violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Seller, or result in the creation or imposition of any Lien upon the Purchased Assets under, any Contract or any order, judgment or decree to which Seller is a party or by which it or any of its assets or properties is bound or encumbered, other than any such event(s) that would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

6.5 Consents. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any Consent with respect to the Beyond Blockchain Business except where the failure to obtain such Consent, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, or would not prevent or materially delay consummation of the transactions contemplated hereby or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

6.6 No Restriction on Transfer. There are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement.

6.7 Title to Assets; Liens; Sufficiency. Seller has good and marketable title to, or a valid leasehold interest or license in, as the case may be, and the legal right to use, all of the Purchased Assets, free and clear of any Liens. The Purchased Assets constitute all of the properties and assets required to operate the Beyond Blockchain Business as currently conducted and are sufficient for the continued conduct of the Beyond Blockchain Business immediately after the Effective Time in substantially the manner conducted prior to the Effective Time. All of the Purchased Assets are fully paid for and no Liabilities exist, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in a Liability, including without limitation any liabilities for Taxes that relate to the Purchased Assets.

6.8 Intellectual Property Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE ASSIGNMENT OF THE INTELLECTUAL PROPERTY HEREUNDER IS BEING MADE ON AN “AS IS” BASIS, WITHOUT ANY WARRANTY WHATSOEVER (OTHER THAN AS MAY BE APPILCABLE TO THE INTELLECTUAL PROPERTY IN SECTION 6.7), AND SELLER HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING FROM CUSTOM OR TRADE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

6.9 Litigation. There is no Proceeding pending or threatened against Seller that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect on the Purchased Assets, nor is there any outstanding judgment, decree or injunction, in each case against Seller, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on the Purchased Assets.

6.10 Taxes. Seller has filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it relating to the Purchase Assets, and each such tax return was complete and accurate in all material respects, and Seller has timely paid (or has had paid on its behalf) all material Taxes due and owing by it under such returns.

6.11 Brokers and Finders. Neither Seller, nor any of its officers, directors, employees, or agents, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the transactions contemplated hereby for which Seller has or could have any liability.

7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows (subject to any exclusions, limitations or qualifications set forth in Schedule 7):

7.1 Organization and Qualification. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Buyer is duly qualified as a foreign limited liability company to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or license, or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect.

7.2 Authorization. Buyer has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

7.3 Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by Buyer and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Buyer, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

7.4 No Conflict. Neither the execution and delivery of this Agreement by Buyer nor the performance by Buyer of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the certificate of organization or operating agreement of Buyer or (ii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Buyer, or result in the creation or imposition of any Lien upon any properties, assets or business of Buyer under, any Contract or any order, judgment or decree to which Buyer is a party or by which it or any of its assets or properties is bound or encumbered, other than any such event(s) that would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

7.5 Required Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any Consent with respect to Buyer except where the failure to obtain such Consent would not (i) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer and (ii) prevent or materially delay consummation of the transactions contemplated hereby or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

7.6 Litigation. There is no Proceeding pending or threatened against Buyer that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect on Buyer’s ability to perform its obligations under this Agreement, nor is there any outstanding judgment, decree, or injunction, in each case against Buyer, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on Buyer’s ability to perform its obligations under this Agreement.

7.7 Brokers and Finders. Neither Buyer, nor any of its officers, managers, members, employees, or agents, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the transactions contemplated hereby for which Buyer has or could have any liability.

8. Conditions to Obligations of Buyer. The obligations of Buyer hereunder shall be subject to the following:

8.1 All representations and warranties of Seller contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by Seller and regardless of Knowledge or lack thereof on the part of Seller or changes beyond its or his control; as of the Closing, Seller shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by Seller at or before such time by this Agreement.

8.2 The consummation of the transactions contemplated by this Agreement shall have been approved at or prior to the Closing by the managers of Buyer and, if applicable, its members.

8.3 The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

8.4 No event shall have occurred that has a Material Adverse Effect on the Purchased Assets.

8.5 Seller shall have delivered all items pursuant to Section 5.2.

9. Condition to Obligations of Seller. The obligations of Seller hereunder shall be subject to the following:

9.1 All representations and warranties of Buyer contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by Buyer and regardless of Knowledge or lack thereof on the part of Buyer or changes beyond its control; as of the Closing, Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by Buyer at or before such time by this Agreement.

9.2 Buyer shall have delivered all items pursuant to Section 5.1.

10. Covenants and Agreements of Seller and Buyer. Seller and Buyer covenant and agree as follows:

10.1 Required Consents.

10.1.1 With respect to any consents required for the assignment of any of the Purchased Assets to Buyer (the “Required Consents”) that are not obtained as of the Closing Date, Seller shall remain obligated to take all commercially reasonable steps following the Closing as necessary to obtain the Required Consents. As each Required Consent is obtained and each required notice is given, Seller shall promptly deliver a copy of such instrument to Buyer. Seller further agrees to respond promptly to all requests for information and documentation made by any party that must consent to the transactions contemplated by this Agreement. If any such consent is not obtained, Seller shall cooperate with Buyer in any commercially reasonable arrangement designed to keep such acquired contracts in effect and shall give Buyer the benefit of such acquired contract including enforcement at the cost and for the account of Buyer of any rights of Seller against the other party thereto.

10.1.2 Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an assignment or an attempted assignment of any contract, lease, license, commitment, agreement or purchase or sale order or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment or attempted assignment thereof, without the consent from a third party thereto, would constitute a material breach thereof or in any way materially adversely affect the rights of Buyer thereunder.

10.1.3 In lieu of the required assignment of any Contract hereunder, Seller may cause the counterparty(ies) to such Contract to enter into a new Contract with Buyer for the services and obiligations thereunder, in form and substance substantially similar to the original Contract and reasonably acceptable to Buyer and Seller.

10.2 Post Closing Delivery of Tokens by Buyer and Related Services.

10.2.1 Buyer shall deliver to Seller (or its designees), in accordance with written delivery instructions to be provided by Seller, 10% of all tokens received by Buyer (or its affiliates) in connection with the first post-closing third-party token offering on the Beyond Blockchain platform. Such tokens shall be delivered to Buyer within ten (10) Business Days after Buyer’s receipt of the tokens and Seller’s written delivery instructions.

10.2.2. Buyer shall deliver to Seller (or its designees), in accordance with written delivery instructions to be provided by Seller, 10% of all tokens issued by Buyer (or its affiliates) in connection with its own initial post-closing proprietary token offering. Such tokens shall be delivered to Buyer within ten (10) Business Days after Buyer’s issuance of the tokens and receipt of Seller’s written delivery instructions.

10.2.3 Buyer shall (a) administer, manage and deliver a third party non-registered token, designated by Seller, to all sharesholders of Seller’s common stock entitled to receive such tokens as determined by a qualified outside company to be retained by Seller; (b) coordinate such efforts with Seller, its transfer agent and qualified company and (c) waive its normal $100,000 fee in connection with the foregoing services.

10.3 Bulk Sales. Buyer hereby waives compliance by Seller with the provisions of any applicable bulk sales/transfer laws.

11. Liability and Indemnification.

11.1 Survival of Representations and Warranties. The representations and warranties of Seller and Buyer contained in this Agreement will survive the Closing for a period of eighteen (18) months commencing on the Closing Date. Except as otherwise expressly provided in this Agreement, each covenant hereunder to be performed after the Closing shall survive until fully performed.

11.2 Investigation and Knowledge. No party’s rights hereunder (including rights under this Section 11) shall be affected by any investigation conducted by or any knowledge acquired (or capable of being acquired) by such party at any time, whether before or after the execution or delivery of this Agreement.

11.3 Indemnification of Buyer by Seller. Seller shall keep and save Buyer and its officers, directors, managers, employees, agents and other representatives (the “Buyer Indemnified Parties”) forever harmless from and shall indemnify and defend the Buyer Indemnified Parties against any and all Losses, to the extent arising or resulting from (i) any breach of any representation or warranty of Seller under this Agreement or any documents delivered pursuant hereto, (ii) any breach or default by Seller of any covenant or agreement of Seller under this Agreement or any documents delivered pursuant hereto, (iii) all Taxes of the Beyond Blockchain Business incurred in or attributable to the period ending or deemed to end on or prior to the Closing Date (except for Taxes to be paid by Buyer pursuant to Section 12.1), and (iv) any claim by a third party with respect to any act or omission of Seller in the operations of the Beyond Blockchain Business, which claim has accrued, arisen, or come into existence at any time prior to the Closing Date. No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any person or legal entity other than Buyer Indemnified Parties.

11.4 Indemnification of Seller by Buyer. Buyer shall keep and save Seller and Seller’s officers, directors, managers, employees, agents and other representatives (the “Seller Indemnified Parties”) forever harmless from and shall indemnify and defend the Seller Indemnified Parties against any and all Losses, to the extent arising or resulting from (i) any breach of any representation or warranty of Buyer under this Agreement, (ii) any breach or default by Buyer under any covenant or agreement of Buyer under this Agreement, and (iii) any claim by a third party with respect to any act or omission of the Buyer in connection with the operation of the Beyond Blockchain Businesss, which claim has accrued, arisen or come into existence at any time after the Closing Date. No provision in this Agreement shall prevent Buyer from pursuing any of its legal rights or remedies that may be granted to Buyer by law against any person or legal entity other than Seller Indemnified Parties.

11.5 Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, no party shall be liable under this Section for any consequential, punitive, special, incidental or indirect damages, including lost profits.

12. Miscellaneous.

12.1 State Taxes and Local Taxes. Buyer shall be responsible for payment of all state and local sales, use or other taxes which are imposed as a result of the transactions provided for herein.

12.2 Further Assurances. Each party shall, at the request and expense of the requesting party but without further consideration, do, execute, acknowledge, deliver, and file, or shall cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably requested to consummate the transactions and otherwise fulfill Seller’s and Buyer’s obligations as contemplated by this Agreement.

12.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by personal delivery, Federal Express or comparable overnight service, or certified mail (if such service is not available, then by first class mail), postage prepaid, or by facsimile or electronic mail to the party to whom it is to be given to such address as may be designated from time to time by the relevant party. Any notice sent by certified mail shall be deemed to have been received three Business Days after the date on which it is mailed. All other notices shall be deemed given when received. The address and email of each party is set forth below such party’s signature on the signature page hereto. Any party may give written notice, in accordance with this Section, to the other parties designating another address or Person for receipt of notices hereunder.

12.4 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, contains the entire agreement between the parties to this Agreement with respect to the transactions described in this Agreement, and this Agreement supersedes all other agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

12.5 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated by this Agreement.

12.6 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

12.7. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of New York, applicable to agreements made and to be performed entirely within such state, without regard to conflict of laws principles of said state.

12.9 Consent to Jurisdiction and Service of Process. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON- CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN). Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 14.3. Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction.

12.10 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement, nor any right hereunder, may be assigned by any party without the written consent of the other party hereto; provided, however, that Buyer may assign the right this Agreement to an any affiliate of Buyer. Any non-permitted assignment or attempted assignment shall be void.

12.11 No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person not a party hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

12.12 Interpretation. The parties to this Agreement acknowledge that they have been advised of their right to seek the advice of independent legal counsel regarding their legal rights and obligations under the terms of this Agreement, including the tax consequences of this Agreement, and the parties have had the opportunity to seek the advice of independent legal counsel and/or independent tax counsel. As a consequence, the laws or rules relating to the interpretation of contracts against the drafter of any particular clause shall not be applied in this case and therefore each party waives their effects.

12.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

12.14 Severability. If any provision of this Agreement shall be held invalid or unenforceable under applicable law in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of such provision in any other jurisdiction or the validity or enforceability of any other provision of this Agreement that can be given effect without such invalid or unenforceable provision.

{SIGNATURES APPEAR ON FOLLOWING PAGE}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:		BUYER:
GLOBAL TECHNOLOGIES GROUP, INC., a Nevada corporation		PARABOLIC TECH DMCC, a Dubai corporation

By:	/s/ David Reichman	By:	/s/ MD Shoan Rahman
Name:	David Reichman	Name:	MD Shoan Rahman
Title:	Chief Executive Officer	Title:	Managing Director

Address:		Address:

511 Sixth Avenue		Unit No: 1567
New York, NY 10011		DMCC Bisiness Center Level No. 1
Jewlery & Gemplex 3
Email:	david@gtii-us.com	Dubai, United Arab Emirates

		Email:	mateolevy@gmail.com

[Signature page to Asset Purchase Agreement]

# # #

SCHEDULES

SCHEDULE 2.1

PURCHASED ASSETS

Intellectual Property (IP)

1.	Beyond Blockchain trade or service names and marks

2.	Beyond Blockchain URL (beyondblockchain.us)

3.	Copyrights of Seller, to the extent applicable, in and to the Beyond Blockchain Website

4.	Copyrights of Seller, to the extent applicable, in and to the Beyond Blockchain Mobile App (iOS & Android)

5.	Any other Intellectual Property owned by Seller solely related to, and used solely in connection with, the Beyond Blockchain Business

Non-IP Assets

1.	Beyond Blockchain Website (accessed at beyondblockchain.us)

2.	Beyond Blockchain Mobile App (iOS & Android)

3.	Beyond Blockchain Customer Lists (including Beyond Blockchain customer account data)

SCHEDULE 2.2

EXCLUDED ASSETS

All of Seller’s right, title and interest of every kind and nature in and to all of the following assets and properties owned, leased or licensed by Seller as of the Effective Time shall be excluded from the Purchased Assets:

Any and all assests, operations, work-product, intellectual property and other assets related to the non-Beyond Blockchain operations of the Seller.

SCHEDULE 3.1

ASSUMED LIABILITIES

Buyer shall assume, and shall from the Closing Date thereafter pay, perform, and discharge as provided the following Liabilities of Seller:

1.	Digital Asset Platform Master Service Agreement between Seller and Alt 5 Alt 5 Sigma, Inc. (“Alt 5”), a Delaware corporation, dated May 1, 2021, and all Statements of Work, Purchase Orders or other work or service orders issued pursuant to such agreement or any separate agreement between Alt 5 (or its affiliates) and Seller (the “Alt 5 Agreeement”).

2.	$35,000 in accounts payable to Alt 5 pursuant to the Alt 5 Agreement, which shall be paid by Buyer in accordance with terms to be agreed upon between Buyer and ALT 5.

SCHEDULE 6

EXCEPTIONS TO SELLER’S REPRESENTATION’S AND WARRANTIES

Section 6.7 - The Alt 5 payables, as described in Schedule 3.1

SCHEDULE 7

EXCEPTIONS TO BUYER’S REPRESENTATION’S AND WARRANTIES

NONE

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT